Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 26, 2014, relating to the balance sheet of BSP Acquisition Corp. (a development stage company) as of January 22, 2014, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 9, 2014 (inception) to January 22, 2014, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey
February 26, 2014